UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2008

P. H. Glatfelter Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 500, York, Pennsylvania		17401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	717 225 4711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2008, GPW Timberlands LLC ("GPW"), a wholly owned indirect subsidiary of P. H. Glatfelter Company (the "Company"), and the Company entered into the First Amendment to Term Loan Agreement (the "Amendment") with SunTrust Bank (the "Agent") and the lenders party to the Term Loan Agreement for the purposes of extending the maturity date. The Amendment amends a term loan agreement, dated March 21, 2003, among GPW, the Agent and the lenders party thereto (the "Term Loan Agreement"). Under the Term Loan Agreement, GPW borrowed $34,000,000 on fully secured basis (the "Term Loan"). Pursuant to the Amendment, the maturity date of the Term Loan was extended from March 26, 2008 to March 26, 2013. In addition, the Amendment provides that, beginning on March 26, 2008, the Term Loan will bear a fixed rate of interest to be based on the three month LIBOR plus 0.50% as of March 24, 2008.

GPW’s obligations under the Term Loan are guaranteed by the Company. The Term Loan is secured by a 10-year note (the "Note") from the Conservation Fund with a face amount of $37.9 million supported by a letter of credit issued by a financial institution. GPW received the Note in connection with its sale in March 2003 of approximately 25,000 acres of its timberlands.

In addition to its functions under the Term Loan, the Agent is a lender under the Company’s credit agreement, is party to a term loan agreement, dated as of January 15, 2008, with GPW Virginia Timberlands LLC, an indirect wholly owned subsidiary of the Company, pursuant to which GPW Virginia Timberlands LLC borrowed $36,694,500.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the amendment of the Term Loan provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

February 7, 2008	By:	/s/John P. Jacunski

Name: John P. Jacunski
Title: Senior Vice President and Chief Financial Officer